                                                                     Exhibit 2.2

                           EQUITY PURCHASE AGREEMENT

                                     AMONG

                   ALL OF THE MEMBERS OF TELEPASSPORT L.L.C.

                                      AND

                 PRIMUS TELECOMMUNICATIONS INTERNATIONAL, INC.


              ___________________________________________________
                                OCTOBER 20, 1997
              ___________________________________________________

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----

ARTICLE I    SALE AND PURCHASE......................................   1
    SECTION 1.1  Purchase and Sale of Purchased Interests...........   1
    SECTION 1.2  Purchase Price.....................................   1
    SECTION 1.3  Purchase Price Adjustment..........................   2
    SECTION 1.4  Closing............................................   4
    SECTION 1.5  Appointment of Sellers' Agent......................   4

ARTICLE II   RELATED MATTERS........................................   4
    SECTION 2.1  Related Transaction................................   4
    SECTION 2.2  Employment Agreement...............................   4
    SECTION 2.3  Collection of Accounts Receivable..................   5

ARTICLE III  CONDITIONS TO CLOSING..................................   5
    SECTION 3.1  Conditions to the Obligations of the Parties.......   5
    SECTION 3.2  Conditions to the Obligations of Sellers...........   6
    SECTION 3.3  Conditions to the Obligations of Buyer.............   7

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLERS..............   8
    SECTION 4.1  Authority Relative to this Agreement...............   8
    SECTION 4.2  No Conflicts; Consents.............................   8
    SECTION 4.3  Organization and Power.............................   9
    SECTION 4.4  Organizational Documents and Company Records.......   9
    SECTION 4.5  Financial Condition................................  10
    SECTION 4.6  Absence of Certain Changes.........................  10
    SECTION 4.7  The Purchased Interests............................  11
    SECTION 4.8  Contracts..........................................  11
    SECTION 4.9  Claims and Proceedings.............................  13
    SECTION 4.10 Employee Benefits Plans............................  13
    SECTION 4.11 Employee-Related Matters...........................  14
    SECTION 4.12 Compliance with Laws...............................  15
    SECTION 4.13 Finders Fees                                         15
    SECTION 4.14 Intellectual Property Matters......................  16
    SECTION 4.15 Certain Tax Matters................................  16
    SECTION 4.16 Permits............................................  18
    SECTION 4.17 Insurance..........................................  18
    SECTION 4.18 Absence of Certain Commercial Practices............  19
    SECTION 4.19 Environmental Laws and Regulations.................  19
    SECTION 4.20 Bank Accounts......................................  20
    SECTION 4.21 Veracity of Statements.............................  20

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF BUYER................  20
    SECTION 5.1  Authority Relative to This Agreement...............  20
    SECTION 5.2  No Conflicts; Consents.............................  21
    SECTION 5.3  Corporate Existence and Power......................  21
    SECTION 5.4  Finders Fees.......................................  21
    SECTION 5.5  Financing..........................................  21

ARTICLE VI   COVENANTS AND AGREEMENTS...............................  22
    SECTION 6.1  Conduct of Business of Sellers.....................  22
    SECTION 6.2  Corporate Examinations and Investigations..........  22
    SECTION 6.3  Filings and Authorizations.........................  23
    SECTION 6.4  Efforts to Consummate..............................  23
    SECTION 6.5  Negotiations With Others...........................  23
    SECTION 6.6  Notices of Certain Events..........................  24
    SECTION 6.7  Public Announcements...............................  24
    SECTION 6.8  Confidentiality....................................  24
    SECTION 6.9  Expenses...........................................  25
    SECTION 6.10 Non-Solicitation...................................  25
    SECTION 6.11 Access and Cooperation.............................  26
    SECTION 6.12 Institutional Escrow Agreement.....................  26
    SECTION 6.13 Additional Payments by Buyer.......................  26
    SECTION 6.14 Employee Matters...................................  26

ARTICLE VII  INDEMNIFICATION........................................  27
    SECTION 7.1  Survival of Representations and Warranties.........  27
    SECTION 7.2  Obligation of Sellers to Indemnify.................  27
    SECTION 7.3  Obligation of Buyer to Indemnify...................  27
    SECTION 7.4  Notice and Opportunity to Defend Third Party Claims  28
    SECTION 7.5  Limits on Indemnification..........................  28
    SECTION 7.6  Exclusive Remedy...................................  29
    SECTION 7.7  Transaction Taxes..................................  29

ARTICLE VIII TERMINATION............................................  29
    SECTION 8.1  Termination........................................  29
    SECTION 8.2  Effect of Termination; Right to Proceed............  30

ARTICLE IX   MISCELLANEOUS..........................................  31
    SECTION 9.1  Notices............................................  31
    SECTION 9.2  Entire Agreement...................................  32
    SECTION 9.3  Waivers and Amendments; NonContractual Remedies;
                 Preservation of Remedies...........................  32
    SECTION 9.4  Governing Law......................................  32
    SECTION 9.5  Binding Effect; No Assignment......................  32
    SECTION 9.6  Exhibits and Schedules.............................  32

    SECTION 9.7  Severability.......................................  33
    SECTION 9.8  Counterparts                                         33
    SECTION 9.9  Third Parties                                        33
    SECTION 9.10 Further Assurances.................................  33
    SECTION 9.11 Guaranty...........................................  33

ARTICLE X    DEFINITIONS............................................  33
    SECTION 10.1 Definitions.......................................   33
    SECTION 10.2 Interpretation.....................................  39


                                    EXHIBITS

Exhibit A     -           List of Sellers
Exhibit B     -           Form of Escrow Agreement

                                   SCHEDULES

Schedule 4.5(b)           Liabilities
Schedule 4.6              Absence of Certain Changes
Schedule 4.8              Contracts
Schedule 4.9              Claims
Schedule 4.10             Employee Benefits Plans
Schedule 4.11             Employee-Related Matters
Schedule 4.13             Finders Fees
Schedule 4.14             Intellectual Property
Schedule 4.16             Permits
Schedule 4.17             Insurance
Schedule 4.19             Environmental Laws and Regulations
Schedule 4.20             Bank Accounts
Schedule 5.2              Buyer Required Consents
Schedule 6.13             Additional Payments by Buyer

     EQUITY PURCHASE AGREEMENT, dated as of October 20, 1997, by and between PRIMUS TELECOMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation ("Buyer")
                                                                        -----
and each of the parties listed on the signature page of this Agreement (each a

"Seller" and collectively the "Sellers", and James D. Pearson, as agent for the
-------                        -------
Sellers (the "Sellers' Agent")):
              --------------


                              W I T N E S S E T H:
                              -------------------


     WHEREAS, each Seller owns the membership interests set out in Exhibit A
                                                                   ---------
next to the name of such Seller under the caption "Percentage of Membership Interests" (collectively, the "Purchased Interests"), which Purchased Interests
                               -------------------
constitute 100% of the issued and outstanding membership interests of TelePassport L.L.C., a Delaware limited liability company (the "Company");
                                                                -------

     WHEREAS, each Seller desires to sell and Buyer desires to purchase all of the Purchased Interests owned by such Seller upon and subject to the terms and conditions hereinafter set forth;

     WHEREAS, the Company owns all of the issued and outstanding capital stock of: (i) TelePassport Network K.K.; (ii) USFI Global Network Services GmbH

("GmbH"); (iii) USFI Global Network Services Germany GmbH ("Germany GmbH") and
  ----                                                      ------------
(iv) USFI Global Network Services AG ("AG"); and
                                       --

     WHEREAS, certain terms used herein are defined in Article X (and in other Sections of this Agreement, as specified in Article X);

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                               SALE AND PURCHASE

     SECTION 1.1  Purchase and Sale of Purchased Interests.  Subject to the
                  ----------------------------------------
terms and conditions hereof, each Seller severally agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from each Seller the Purchased Interests of such Seller.

     SECTION 1.2  Purchase Price.  (a)  The consideration to be paid at the
                  --------------
Closing for the Purchased Interests shall be $6,000,000, reduced by the amount of any long-term debt as of the Closing Date ("Long Term Debt") of the Company
                                               --------------
or TelePassport Network K.K.

(other than Long Term Debt owed from one to the other), which Long Term Debt shall be set forth on a certificate delivered by Sellers' Agent to Buyer at Closing (as such Purchase Price may be adjusted in accordance with the provisions of Sections 1.3(a), (b) and (c), the "Estimated Purchase Price").
                                                 ------------------------
The Estimated Purchase Price shall be payable to the Sellers, in the respective amounts set forth on Exhibit A, as provided in Section 3.2(c). In addition to
                     ---------
the Estimated Purchase Price, Buyer shall cause the Company to pay to Sellers at the Closing the amount of all indebtedness, including, but not limited to, all accrued interest (collectively, "Seller Debt"), owed by the Company to Sellers
                                 -----------
to the extent the amount of such indebtedness was reflected as a reduction in the computation of the Estimated Purchase Price. The final purchase price shall be determined in accordance with the provisions of Sections 1.3(d) and (e) herein (the "Purchase Price").
             --------------

          (b) On or prior to the Closing Date, Buyer, Sellers and the Escrow Agent will execute and deliver an escrow agreement ("Escrow Agreement")
                                                     ----------------
substantially in the form of Exhibit B hereto pursuant to which Buyer will
                             ---------
deliver to Escrow Agent an amount out of the Estimated Purchase Price equal to $700,000 (the "Escrow Funds"), which amount will provide a fund for a period of
               ------------
six months following the Closing (the "Escrow Period") for (i) any amount
                                       -------------
payable to Buyer pursuant to the provisions of Section 1.3; and (ii) for the payment of any Losses for which Buyer may be entitled to indemnification during the Escrow Period as and to the extent provided in Article VII.

     SECTION 1.3  Purchase Price Adjustment.  (a) The parties have negotiated
                  -------------------------
the Purchase Price on the basis that, as of the Closing Date, the Working Capital of the Company and TelePassport Network K.K. will be $1. The Estimated Purchase Price shall be adjusted upward (if Closing Date Working Capital is a positive amount) or downward (if Closing Date Working Capital is a negative amount), as the case may be, on a dollar for dollar basis, by an amount equal to the Working Capital of the Company and TelePassport Network K.K. on the Closing Date in accordance with this Section 1.3 (the "Purchase Price Adjustment"). For
                                               -------------------------
purposes of this Agreement, "Working Capital" shall mean the difference between
                             ---------------
the sum of all current assets and the sum of all current liabilities of the Company and TelePassport Network K.K., as determined as of the Closing Date and in accordance with GAAP consistently applied in accordance with past practices, and including, without limitation, accrued vacation as of the Closing Date.

          (b) Sellers' Agent shall, immediately prior to Closing, deliver to Buyer a certificate (the "Working Capital Certificate") which shall set forth
                          ---------------------------
Sellers' good faith estimate of the projected Working Capital as of the Closing Date as provided in Section 1.3(a), together with such documentation as may reasonably support Sellers' determination set forth therein.

          (c) If Buyer shall conclude that the Working Capital Certificate does not accurately reflect the Working Capital as of the Closing Date, Buyer shall promptly give notice to Sellers' Agent, which notice shall set forth in reasonable detail Buyer's objections to the Working Capital Certificate and the calculations underlying such objections. Buyer and Sellers' Agent shall use their respective good faith efforts to settle their differences with respect to the Working Capital Certificate prior to the Closing and, if they are successful, the amount of the Estimated Purchase Price to be paid at the Closing shall be equal to the amount agreed upon by Buyer and Sellers' Agent. If Buyer and Sellers' Agent cannot settle their differences with respect to the Working Capital Certificate prior to the Closing, the amount of the Estimated Purchase Price paid at Closing shall be adjusted by the amount of Working Capital (positive or negative) not in dispute. The amount of the Purchase Price Adjustment paid pursuant to this Section 1.3(c) is hereinafter referred to as the "Closing Date Adjustment."
                    -----------------------

          (d) After the expiration of 120 days from the Closing Date but prior to 135 days after the Closing Date, Buyer shall cause the Company and TelePassport Network K.K. to prepare and deliver to Sellers and Buyer a final balance sheet of the Company and TelePassport Network K.K. as of the Closing Date, which shall exclude any Uncollected Receivables, together with a computation of the Purchase Price Adjustment based upon the final balance sheet (the "Final Purchase Price Adjustment"). Sellers' Agent shall, within fifteen
      -------------------------------
(15) days after receipt of the final balance sheet, furnish to Buyer a written statement either (i) confirming the agreement of the Sellers with the Final Purchase Price Adjustment or, (ii) setting forth in reasonable detail, together with any available documentation, any disagreement with respect thereto. If Sellers agree with the calculation of the Final Purchase Price Adjustment, payment to the appropriate party of the difference between the Closing Date Adjustment and the Final Purchase Price Adjustment (the "Adjustment Difference")
                                                         ---------------------
shall be made no later than fifteen (15) days after receipt thereof. In the event of a disagreement with respect to either the Final Purchase Price Adjustment or the final balance sheet, payment to the appropriate party of any amount not in dispute shall be made no later than fifteen (15) days after receipt of the Final Purchase Price Adjustment and the parties shall use their respective good faith efforts to resolve any such disagreement.

          (e) If Buyer and Sellers' Agent cannot settle their differences relative to the Final Purchase Price Adjustment or the final balance sheet to their mutual satisfaction within 150 days after the Closing, Buyer and Sellers' Agent shall refer such dispute to an independent certified public accountant, or such "Big Six" accounting firm (other than Ernst & Young LLP or Deloitte &
      -------
Touche LLP) as may be mutually agreed upon by the parties  (the "Independent
                                                                 -----------
Accountant") and the Independent Accountant shall within thirty (30) days after
----------
receipt make a determination as to such differences, which determination shall be final, conclusive and binding upon each of the parties hereto and shall not be subject to further review or dispute. Each of Sellers and Buyer will make available to the Independent Accountant all information reasonably requested by it in connection with such review. All written communications to or from the Independent Accountant by one party shall be concurrently furnished to the other party, and each party shall be afforded reasonable opportunity to participate in all non-written communications with the Independent Accountant in connection with such review. The fees and expenses of the Independent Accountant with respect to the resolution of any dispute referred to in this Section 1.3(e) shall be borne equally by Sellers and Buyer.

          (f) If, in accordance with the provisions of Section 1.3(e), the Adjustment Difference is finally determined to be different from the Closing Date Adjustment, Buyer or Sellers, as appropriate, shall immediately make the required payment to the other (after giving effect to any payment made pursuant to Section 1.3(d)) by wire transfer of immediately available funds so that the cumulative amount(s) paid as Closing Date Adjustment and Adjustment Difference result in an adjustment to the Estimated Purchase Price in accordance with
Section 1.3(a). Any payment to Buyer pursuant to Section 1.3(d) or this Section 1.3(f) shall be made from the Escrow Funds prior to seeking any payment from Sellers. If the Escrow Funds are insufficient to satisfy such amount, each Seller shall immediately make his pro rata payment, by wire transfer of immediately available funds, to Buyer in the aggregate amount equal to that portion of such amount that remains outstanding after exhaustion of the Escrow Funds.

     SECTION 1.4  Closing.  Subject to the terms and conditions of this
                  -------
Agreement, the sale and purchase of the Purchased Interests contemplated hereby (the "Closing") shall take place at 10:00 a.m., Eastern Standard time, at the
      -------
offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022 on the third business day following the satisfaction or waiver of the conditions specified in Article III (other than conditions requiring the delivery of the Estimated Purchase Price, the Purchased Interests, or certificates, instruments and documents referenced in Sections 3.2(e) and 3.3(d)) (the "Closing Date").
                                                              ------------
All transactions consummated at the Closing shall be deemed to have taken place concurrently and shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

     SECTION 1.5  Appointment of Sellers' Agent.  Each Seller irrevocably
                  -----------------------------
appoints and authorizes Sellers' Agent to do all such acts and things as agent (and not as principal) on his behalf and to exercise all such rights, powers and privileges in relation to this Agreement and the Escrow Agreement as fully and completely as such Seller could on his own behalf, together with all such powers as are reasonably incidental thereto. Each Seller agrees that the foregoing appointment and powers are coupled with an interest and every party acting hereunder or under the Escrow Agreement shall be entitled to rely on any action taken or omitted by Sellers' Agent on behalf of Seller.


                                   ARTICLE II

                                RELATED MATTERS

     SECTION 2.1  Related Transaction.  Concurrently with the execution and
                  -------------------
delivery hereof, an Affiliate of Buyer has entered into an Asset Purchase Agreement with USFI, Inc., a New York corporation (the "USFI Purchase
                                                        -------------
Agreement").

     SECTION 2.2  Employment Agreement.  On or prior to the Closing Date, Buyer,
                  --------------------
or Buyer's Affiliate, shall use its good faith efforts to enter into an employment agreement with Michele Matsuda (the "Employee"), which provides for such employee to be
                           --------
located in Japan and for compensation which is not less than the compensation currently paid to him and with duties substantially similar to the duties currently performed by him.

     SECTION 2.3   Collection of Accounts Receivable.  (a)  Not later than 130
                   ---------------------------------
days after the Closing, Buyer shall cause any Uncollected Receivable to be returned to Sellers' Agent, on behalf of Sellers, together with all information and documentation related to such Uncollected Receivables.

          (b) Buyer agrees to pursue the timely collection of the Receivables as they become due for payment in the manner in which Buyer collects its own receivables in the ordinary course (provided it shall not be required to resort to litigation or to engage a collection agent to collect Receivables). In connection with Buyer's collection of the Receivables, no credits shall be granted to account debtors without the prior written consent of Seller's Agent, which consent shall not be unreasonably withheld. Any amount received from a debtor after the Closing Date shall be first applied to the Receivables due from such debtor, as specified by the debtor and, if not specified, to the oldest in time.


                                  ARTICLE III

                             CONDITIONS TO CLOSING

     SECTION 3.1  Conditions to the Obligations of the Parties.  The obligations
                  --------------------------------------------
of Sellers and Buyer to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of Sections 3.1(b), (c) or (d), may be waived by Buyer and Sellers:

          (a) No Injunction.  No Order shall prohibit the consummation of the
              -------------
Contemplated Transactions.

          (b) No Proceeding or Litigation.  No Claim instituted by any person
              ---------------------------
(other than Buyer, Sellers or their respective Affiliates) shall have been commenced or pending against any Seller, Buyer or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

          (c) USFI Transaction.  The transactions contemplated by the USFI
              ----------------
Purchase Agreement shall have been consummated in accordance with its respective terms.

          (d) Distribution of Certain Subsidiaries.  The Company shall have
              ------------------------------------
distributed or otherwise transferred the stock of GmbH, Germany GmbH and AG to members of the Company (the "Distribution").
                             ------------

     SECTION 3.2  Conditions to the Obligations of Sellers.  All obligations of
                  ----------------------------------------
Sellers hereunder are subject to the fulfillment prior to or at the Closing of each of the following further conditions, unless waived by Sellers:

          (a) Performance.  Buyer shall have performed and complied in all
              -----------
material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except that the representations and warranties that are subject to a materiality qualification shall be true in all respects).

          (c) Estimated Purchase Price.  Buyer shall have paid to Sellers by
              ------------------------
wire transfer of immediately available funds an amount equal to the Estimated Purchase Price less the sum of the Escrow Funds. Buyer shall have delivered to the Escrow Agent, in accordance with the terms of the Escrow Agreement, the Escrow Funds by wire transfer of immediately available funds.

          (d) Buyer Required Consents.  All Buyer Required Consents shall have
              -----------------------
been obtained, except where the failure to obtain any such consent will not have a Material Adverse Effect on the Condition of the Business.

          (e) Documentation.  There shall have been delivered to Sellers the
              -------------
following:

               (i) A certificate, dated the Closing Date, of Buyer signed by the Secretary or Assistant Secretary of Buyer certifying, among other things, that attached or appended to such certificate (A) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by such party pursuant hereto; and (B) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

               (ii) Copies of all Buyer Required Consents.

               (iii)  An executed copy of the Escrow Agreement.

               (iv) An opinion of Pepper, Hamilton & Scheetz LLP, counsel to Buyer, in form and substance satisfactory to Sellers' Agent.

     SECTION 3.3  Conditions to the Obligations of Buyer.  All obligations of
                  --------------------------------------
Buyer hereunder are subject to the fulfillment prior to or at the Closing of each of the following further conditions, unless waived by Buyer:

          (a) Performance.  Sellers shall have performed and complied in all
              -----------
material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except that the representations and warranties that are subject to a materiality qualification shall be true in all respects).

          (c) Seller Required Consents.  All Seller Required Consents shall have
              ------------------------
been obtained.

          (d) Documentation.  There shall have been delivered to Buyer the
              -------------
following:

               (i) The resignations, dated on or before the Closing Date, of the Managing Member, officers of the Company and such directors and officers of each Subsidiary of the Company as previously may have been requested by Buyer.

               (ii) Copies of all Seller Consents, which have been obtained.

               (iii)  An executed copy of the Escrow Agreement.

               (iv) The Working Capital Certificate.

               (v) A certificate evidencing the Long Term Debt.

               (vi) An opinion of Baer Marks & Upham LLP, counsel to Sellers, in form and substance satisfactory to Buyer.

               (vii) An opinion of Fleischman and Walsh, L.L.P., regulatory counsel to Sellers, in form and substance satisfactory to Buyer.

               (viii) An opinion of Hatasawa & Wakai, Japanese counsel to Sellers, in form and substance satisfactory to Buyer.

                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller severally represents and warrants to Buyer that:

     SECTION 4.1  Authority Relative to this Agreement.  Such Seller has full
                  ------------------------------------
power, capacity and authority to execute and deliver each Transaction Document to which it is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (the

"Contemplated Transactions").  The execution and delivery of the Transaction
--------------------------
Documents, the performance of such Seller's obligations hereunder and thereunder, and the consummation of the Contemplated Transactions to which such Seller is a party have been duly and validly authorized by the members of the Company, and no other Company proceedings (or proceedings of any other person) are necessary to authorize the execution and delivery by such Seller of each of the Transaction Documents, the performance of such Seller's obligations hereunder and thereunder, or the consummation of the Contemplated Transactions. Each of the Transaction Documents to which such Seller is a party have been duly and validly executed and delivered by such Seller and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes the legal, valid and binding agreements of such Seller enforceable against such Seller in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

     SECTION 4.2  No Conflicts; Consents.  The execution, delivery and
                  ----------------------
performance by such Seller of each Transaction Document to which such Seller is a party and the consummation of the Contemplated Transactions to which such Seller is a party do not and will not (i) violate any provision of the articles of organization or operating agreement of the Company; (ii) to the knowledge of such Seller, require such Seller, the Company or any Affiliate of such Seller or the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body authorized to regulate the provision of telecommunication services (a "Regulatory Body"),
                                                         ---------------
except as set forth on Schedule 4.16; (iii) require such Seller, the Company or
                       -------------
any Affiliate of such Seller or the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any other person (which term, for purposes of this clause, shall with respect to Governmental Bodies, be limited to the United States, Japan and any political subdivision thereof), except as set forth on Schedule 4.8 and except where the
                                             ------------
failure to obtain any such consent, approval or waiver, or to make any such filing, or give any such notice would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business; (iv) to the knowledge of such Seller, require such Seller, the Company or any Affiliate of such Seller or the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any person not referred to in clauses (ii) or (iii), except as set forth on Schedule 4.8 and except where the failure to obtain any such consent,
         ------------
approval or wavier, or to make any filing, or give any such notice would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business; (v) if the Seller Consents are obtained prior to Closing, violate, conflict with or result in a breach or Default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract to which the Company or TelePassport Network K.K. is a party or by which the Company or TelePassport Network K.K. or any of the Company's or TelePassport Network K.K.'s assets may be bound or subject, or result in the creation of any Lien upon the assets of the Company or TelePassport Network K.K. pursuant to the terms of any such Contract, except where the failure to obtain any such Seller Consent would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business; (vi) to the knowledge of such Seller, if the Seller Consents are obtained prior to Closing, violate any Law or Order of any Regulatory Body against, or binding upon, the Company or TelePassport Network K.K.; or (vii) if the Seller Consents are obtained prior to Closing, violate any other Law or Order of (A) the United States, Japan or any political subdivision thereof, or (B) to the knowledge of such Seller, any other Governmental Body against, or binding upon, the Company or TelePassport Network K.K., except where any violation of any such Law or Order would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business. As used in this Agreement, consents, approvals and waivers described in subsections (ii), (iii) and (iv) above shall be collectively referred to herein as "Seller Consents".
                                                            ---------------

     SECTION 4.3  Organization and Power.  (a)  The Company is a limited
                  ----------------------
liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company powers required to carry on its business as now conducted.

          (b) TelePassport Network K.K. is a corporation duly organized and validly existing under the laws of Japan. All of the outstanding capital stock of TelePassport Network K.K. (i) has been duly authorized, validly issued, fully paid and is nonassessable, (ii) was not issued in violation of any preemptive or similar rights and (iii) is owned by the Company, directly or indirectly, free and clear of any Liens. The Company does not have any Subsidiaries, other than those identified in the recitals to this Agreement, which recitals relating to Sellers or the Company are expressly incorporated herein and are true and correct.

     SECTION 4.4  Organizational Documents and Company Records.  Sellers have
                  --------------------------------------------
heretofore delivered to Buyer true and complete copies of the Articles of Organization and Operating Agreement of the Company and the articles of incorporation, by-laws and corporate minute books, if any, of TelePassport Network K.K. as in effect on the date hereof.

     SECTION 4.5  Financial Condition.  (a)  Sellers have previously furnished
                  -------------------
to Buyer a true and complete copy of internally prepared unaudited financial information of the Company and its Subsidiaries as at and for the eight months ended August 31, 1997 (the "Interim Statement"). The Interim Statement has been
                            -----------------
prepared in accordance with GAAP consistently applied, except for the failure to accrue for vacation. The Interim Statement presents fairly the financial position of the Company and the Subsidiaries as of its date, and the earnings, changes in stockholders' equity and cash flow of the Company and its Subsidiaries for the period then ended.

          (b) The Company and TelePassport Network K.K. have no material Liabilities except for (i) those reflected or reserved against (which reserves, to the knowledge of such Seller, are adequate to cover such Liabilities) in the Interim Statement, (ii) those incurred, consistent with past business practices, in the ordinary course of business, since the date of the Interim Statement, and
(iii) those which are specifically disclosed in this Agreement or in Schedule
                                                                     --------
4.5(b).  Such Seller does not know or have any ground to know of any basis for
------
the assertion against the Company of any material Liability of any nature or in any amount not fully reflected or reserved against in the Interim Statement or as disclosed by this Agreement or referred to in the preceding sentence.

          (c) The Company and TelePassport Network K.K. own and have good and valid title to, or in the case of leased properties, a valid leasehold interest in, all of their respective assets, including all of such assets reflected on the Interim Statement, except assets disposed of in the ordinary course of business since the date of the Interim Statement. The Company and TelePassport Network K.K. hold title to such assets free and clear of all Liens other than Permitted Liens.

     SECTION 4.6  Absence of Certain Changes.  Since August 31, 1997, except as
                  --------------------------
disclosed in Schedule 4.6, the Company and TelePassport Network K.K. have
             ------------
conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) Any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of all or any part of any assets of the Company or TelePassport Network K.K. or to any capital expenditure relating to the business of the Company or TelePassport Network K.K. (in each case, other than as disclosed in the Interim Statement or transactions or Contracts entered into in the ordinary course of business in accordance with past practice);

          (b) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the business of the Company and TelePassport Network K.K., taken as a whole, to the extent material to the business of the Company and TelePassport Network K.K., taken as a whole;

          (c) Any change in any method of accounting or accounting practice by the Company and TelePassport Network K.K.; or

          (d) Any change in the business of the Company and TelePassport Network K.K., taken as a whole, that has resulted in, or reasonably can be expected to result in, a material adverse effect ("Material Adverse Effect") in the
                                       -----------------------
condition (financial or otherwise) or results of operations of the Company and TelePassport Network K.K. (collectively, the "Condition of the Business"),
                                              -------------------------
except that average monthly negative EBITDA of less than $100,000 for the complete calendar months prior to Closing commencing with September 1, 1997 shall not be deemed to constitute a Material Adverse Effect. As used herein,

"EBITDA" shall mean earnings before interest, Taxes, depreciation, amortization,
-------
severance obligations, accrued vacation, foreign exchange loss and costs relating to the Contemplated Transactions.

     SECTION 4.7  The Purchased Interests.  (a) The Purchased Interests have
                  -----------------------
been duly authorized, validly issued, fully paid and are nonassessable and were not issued in violation of any preemptive or similar rights. Each Seller owns and holds good and valid title to its respective Purchased Interests, free and clear of any Liens and, at the Closing, Buyer will acquire title to the Purchased Interests, free and clear of any Liens. The Purchased Interests are not subject to any restrictions on transferability other than restrictions imposed by (i) the Securities Act of 1933, as amended and (ii) applicable state securities Laws.

          (b) The Purchased Interests constitute 100% of the issued and outstanding membership interests in the Company. There are no outstanding options, warrants or other rights to acquire any interest in the Company or TelePassport Network K.K., and no Contracts of the Company or TelePassport Network K.K. to issue any membership interests or securities convertible into or exchangeable for membership interests or equity in the Company or TelePassport Network K.K. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any membership interests in the Company. From and after Distribution, TelePassport Network K.K. is the Company's only Subsidiary. All equipment previously owned by Germany GmbH, GmbH and AG is now owned by the Company or TelePassport Network K.K.

     SECTION 4.8  Contracts.  (a)  Schedule 4.8 hereto sets forth a list of all
                  ---------        ------------
of the following Contracts concerning the Company and TelePassport Network K.K.:

               (i) Contracts with any labor union or association representing any employee and any written employment contracts;

               (ii) All Contracts (including all outstanding purchase orders) for the purchase, lease or license of goods or services calling for payments by the Company or TelePassport Network K.K. in excess of $15,000 annually or extending for a period in excess of one year;

               (iii) Contracts for the sale or lease of any of the assets or properties of the Company or TelePassport Network K.K. outside the ordinary course of business or for the grant to any person of any preferential right to purchase or lease any of its assets or properties;

               (iv) Substantially all license agreements wherein the Company or TelePassport Network K.K. is licensee, and substantially all distribution agreements, agency agreements, sales representative agreements, partnership or other similar joint venture agreements and franchise agreements. There are no other such agreements that contain obligations which are materially different from those that are listed on Schedule 4.8 or which are material individually,
                              ------------
or in the aggregate, to the Condition of the Business;

               (v) Contracts not otherwise scheduled under which the Company or TelePassport Network K.K. is obligated to indemnify any party or to share any Tax Liability of any party;

               (vi) Contracts containing covenants of the Company or TelePassport Network K.K. not to compete in any line of business or with any person, or covenants of any other person not to compete with the Company or the Subsidiaries which are material to the operations or business of the Company or the Subsidiaries;

               (vii) Contracts relating to the acquisition by the Company or TelePassport Network K.K. of any operating business or the capital stock of any other person;

               (viii) Options permitting the Company or TelePassport Network K.K. to purchase or requiring it to sell or license any asset, tangible or intangible, involving more than $5,000;

               (ix) Substantially all Contracts (not otherwise disclosed) requiring the payment by the Company or TelePassport Network K.K. to any person of a commission, royalty, override or similar commission or fee involving more than $5,000 per annum. There are no other such Contracts that contain obligations which are materially different from those that are listed on
Schedule 4.8 or which are material individually, or in the aggregate,
------------
to the Condition of the Business;

               (x) Contracts relating to the borrowing of money including any mortgages or other security agreements for borrowing, in each case showing the name of the lender and the amount outstanding with respect to such borrowing;

               (xi) Any guaranty, performance or completion bond or surety agreement;

               (xii)  Any powers of attorney;

               (xiii) Substantially all other Contracts whether or not made in the ordinary course of business involving the payment or receipt of $15,000 or more per annum not otherwise disclosed herein. There are no other such Contracts that contain obligations which are materially different from those that are listed on Schedule 4.8 or which are material individually, or in the aggregate,
          ------------
to the Condition of the Business; and

               (xiv) All currently outstanding and enforceable Contracts providing for severance or termination pay liabilities or obligations to which the Company or TelePassport Network K.K. is a party and which are not otherwise required to be disclosed hereunder or pursuant to which any such liabilities or obligations may be or become payable.

     There have been delivered to Buyer true, correct and complete copies of all of the written Contracts set forth on Schedule 4.8 and an accurate written list
                                      ------------
of all such oral Contracts; provided however that no representation is made herein with respect to any translations that have been provided with the Contracts.

          (b) All Contracts listed on Schedule 4.8 are, unless otherwise
                                      ------------
indicated on Schedule 4.8, valid, subsisting, in full force and effect and
             ------------
binding upon the Company or TelePassport Network K.K., as the case may be, and, to the knowledge of such Seller, upon the other parties thereto in accordance with their terms. Except as indicated on Schedule 4.8, neither the Company nor
                                          ------------
TelePassport Network K.K., as the case may be, is in Default (or alleged Default) under any such Contract in any material respect, nor, to the knowledge of such Seller, is any other party thereto in Default thereunder in any material respect, and, to such Seller's knowledge, except as indicated on Schedule 4.8,
                                                                 ------------
there is no condition that with notice or the lapse of time or both would constitute a material Default (or give rise to a termination right) under any such Contract. To the knowledge of such Seller, none of the other parties to any Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Since the date of the Interim Statement, neither the Company nor any Subsidiary has waived any material right under any Contract, materially amended or extended beyond December 31, 1997 any such Contract or terminated or failed to renew (or received notice of termination or failure to renew with respect to) any such Contract.

     SECTION 4.9  Claims and Proceedings.  Except as set forth on Schedule 4.9,
                  ----------------------                          ------------
there are no actions, suits, claims or counterclaims or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively,

"Claims") (whether or not the defense thereof or Liabilities in respect thereof
-------
are covered by insurance), pending or to the knowledge of such Seller threatened against or involving the Company or TelePassport Network K.K.

     SECTION 4.10  Employee Benefits Plans.  The USFI Network K.K. Office
                   -----------------------
Regulation manual (which Seller has provided to Buyer) in conjunction with

Schedules 4.10 and 4.11 comprise a list of all bonus, deferred compensation,
-----------------------
pension, retirement, profit-
sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other employee benefit plans, contracts or arrangements including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of
                 ----------------------
ERISA which cover any current or former employee, officer, or consultant of the Company or TelePassport Network K.K. (the "Employee Benefit Plans"). All
                                           ----------------------
Employee Benefit Plans have been established and maintained in all material respects in accordance with their terms and all applicable Laws. No Employee Benefit Plan is or was collectively bargained for. There are no Employee Benefit Plans which are covered under Section 4 of Subtitle A of Title I of ERISA (the "ERISA Plans") or intended to be Tax qualified under Sections 401(a)
            -----------
and 501(a) of the Code. Neither the Company, the Subsidiaries nor any entity which is considered one employer with the Company or TelePassport Network K.K. of the Company under Section 4001 of ERISA or Section 414 of the Code ("ERISA
                                                                        -----
Affiliate") has incurred or expects to incur any Liability with respect to a
---------
multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or has made or is obligated to make any contributions to any multi-employer plan as defined in Section 3(37) of ERISA. All contributions required to be made under the terms of any Employee Benefit Plan have been timely made or have been duly provided for. There are no pending or, to the knowledge of such Seller, threatened Claims relating to any Employee Benefit Plan, other than routine Claims for benefits in the ordinary course, asserted against (i) any Employee Benefit Plan or its assets, (ii) the Company, TelePassport Network K.K. or any ERISA Affiliate or (iii) any fiduciary, for which the Company or TelePassport Network K.K. is directly or indirectly liable, through indemnification obligations or otherwise.

     SECTION 4.11  Employee-Related Matters.  (a)  Schedule 4.11 contains a true
                   ------------------------        -------------
and correct list of the Manager, all directors, officers, full-time and part-time employees and consultants of the Company and TelePassport Network K.K., including any Contract relating thereto, and a description of the rate and nature of all compensation payable by the Company or TelePassport Network K.K., as the case may be, to each such person. The USFI Network K.K. Office Regulation manual in conjunction with Schedule 4.10 lists all existing
                                      -------------
severance, accrued vacation policies or retiree benefits of any current or former director, officer, employee or consultant.

          (b) Except as set forth in Schedule 4.11:  (i) neither the Company nor
                                     -------------
TelePassport Network K.K. is a party to any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of such Seller, threatened against the Company or TelePassport Network K.K.; (iii) neither the Company nor TelePassport Network K.K. has experienced any labor strike, slowdown, work stoppage or similar material labor controversy within the past three years; (iv) no representation question has been raised respecting any of the Company's or TelePassport Network K.K.'s employees working within the past three years, nor, to the knowledge of such Seller, are there any campaigns being conducted to solicit authorization from such employees to be represented by any labor organization; (v) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, other representative of the Company's or TelePassport Network K.K.'s employees or any Governmental Body, is pending or, to the knowledge of such Seller, threatened against the Company or TelePassport Network K.K.; (vi) neither the Company nor TelePassport Network K.K. is a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts being pursued diligently and in good faith, the Company and TelePassport Network K.K. have paid in full to all of their respective employees, officers, directors, agents, independent representatives and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, officers, directors, agents, independent representatives and consultants.

     SECTION 4.12  Compliance with Laws.  Neither the Company nor TelePassport
                   --------------------
Network K.K. is in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law,
                                                         ------
treaty, statute, code, ordinance, rule, regulation, published enforcement policy or statement, or other requirement (collectively, "Laws") of any government or
                                                   ----
political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court, tribunal, commission or arbitrator (collectively, "Governmental
                                                              ------------
Bodies") affecting its assets or the business of the Company or TelePassport
------
Network K.K., except for any violation of any Law or Order where the effect thereof would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business; provided, however, that no representation is made in this Section 4.12 with respect to compliance with telecommunications Laws of jurisdictions other than the United States, except that such Seller represents with respect to the United States and all other jurisdictions that (i) to his knowledge there are no informal or formal complaints, proceedings or investigations pending or threatened before any Governmental Body against the Company or TelePassport Network K.K. based on any alleged violation of any rule or regulation of any Governmental Body, (ii) none of such Seller, the Company nor TelePassport Network K.K. has received any written notice from any Governmental Body, and such Seller has no knowledge that delivery of a notice is intended by a Governmental Body, that the Company or TelePassport Network K.K. is in violation of telecommunications Laws, or that the Company's or TelePassport Network K.K.'s interpretation of any telecommunications Laws is incorrect, and (iii) no deficiencies have been asserted against, and no notice of revocation or limitation of any Permit has been received by the Company or TelePassport Network K.K. where such deficiency, limitation or revocation would reasonably be expected to have a Material Adverse Effect on the Condition of the Business, and to the best of such Seller's knowledge, no such deficiency or notice is threatened.

     SECTION 4.13  Finders Fees.  Except as set forth in Schedule 4.13, there is
                   ------------                          -------------
no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission from Buyer upon consummation of the Contemplated Transactions.

     SECTION 4.14  Intellectual Property Matters.  In the conduct of the
                   -----------------------------
business, neither the Company nor TelePassport Network K.K. owns, possesses or uses any Trademark, trade name or logo, or has any obligation in respect of, or any License or Contract relating to, any Trademark, trade name or logo, except for those listed on Schedule 4.14. Each of the Company and TelePassport Network
                    -------------
K.K. owns or otherwise has the right to use, the Trademarks, tradenames and logos identified on Schedule 4.14 and to the knowledge of such Seller, all other
                    -------------
Intellectual Property material to the conduct of its business in the ordinary course as it has heretofore been and is now being conducted, except as disclosed on Schedule 4.14. To the knowledge of such Seller, none of such Intellectual
   -------------
Property is subject to any Order or Permit. To the knowledge of such Seller, neither the Company nor TelePassport Network K.K. infringes, has infringed upon, unlawfully or wrongfully uses or has unlawfully or wrongfully used any Intellectual Property of, owned or claimed by another where the effect of such infringement, unlawful or wrongful use would have a Material Adverse Effect on the Condition of the Business. Neither the Company nor TelePassport Network K.K. has received any notice of or is aware of any threat that any person may bring, any claim of infringement or any other Claim or proceeding relating to such Intellectual Property. Except as disclosed on Schedule 4.14, to the
                                                    -------------
knowledge of such Seller, no person is infringing or is engaging in the unauthorized use or misappropriation of any Intellectual Property used by the Company or TelePassport Network K.K.

     SECTION 4.15  Certain Tax Matters.  (a)  The Company and TelePassport
                   -------------------
Network K.K. have duly and timely filed all material federal, state, local and foreign Tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed and all such
                               -------
Returns are true, correct and complete in all material respects. The Company and TelePassport Network K.K. have paid in full all Taxes and any penalties with respect thereto which are shown due on such Returns. All material Taxes for periods for which Returns are not yet due have been paid, withheld, or reserved for and, to the extent that they relate to periods on or prior to the date of the Interim Statement, are reflected as a liability on the Interim Statement.

          (b) The Company's and TelePassport Network K.K.'s Liabilities for Taxes, if any, have never been audited by any Governmental Body.

          (c) There are no Liens for Taxes upon any of the assets of the Company or TelePassport Network K.K., and no event has occurred which with the passage of time or the giving of notice, or both, could result in any such Lien for Taxes.

          (d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or TelePassport Network K.K. which has not been resolved and paid in full; and neither the Company nor TelePassport Network K.K. know of any reasonable cause for the assertion of any such deficiency.

          (e) Neither the Company nor TelePassport Network K.K. is a United States real property holding corporation and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during any period specified in Section 897(c)(1)(A)(ii) of the Code.

          (f) Except as provided in this Agreement, neither the Company nor TelePassport Network K.K. is a party to any agreement providing for the allocation or sharing of Taxes.

          (g) Neither the Company nor TelePassport Network K.K. has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code for any period ending after the Closing Date by reason of a change in its accounting method or otherwise.

          (h) None of the assets of the Company or TelePassport Network K.K. is required to be treated as (i) owned by any other person pursuant to the "safe
                                                                         ----
harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue
------------
Code of 1954, as amended, and in effect prior to the Tax Reform Act of 1986, or
(ii) tax-exempt use property within the meaning of Section 168(n) of the Code.

          (i) Neither the Company nor TelePassport Network K.K. is a party to any venture, partnership, contract or arrangement under which it could be treated as a partner, for federal income Tax purposes.

          (j) The Company does not have a permanent establishment located in any Tax jurisdiction other than the United States and is not liable for the payment of Taxes levied by any such jurisdiction located outside the United States.

          (k) Neither the Company nor TelePassport Network K.K. is currently, and has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

          (l) Neither the Company nor TelePassport Network K.K. has participated in (and shall not participate in) an international boycott within the meaning of
Section 999 of the Code.

          (m) No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or TelePassport Network K.K. or any of their respective assets or properties within the last three (3) years.

          (n) Neither the Company nor TelePassport Network K.K. has filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any assets owned by the Company or TelePassport Network K.K.

          (o) Neither the Company nor TelePassport Network K.K. is, nor has it been in violation of any applicable Laws relating to the payment or withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and remitted all such amounts required to be remitted for all periods under applicable Laws to the appropriate taxing authorities.

          (p) The Company has, since the date of its organization, been taxable as a partnership for federal, state, local and foreign income Tax purposes.

     SECTION 4.16  Permits.  Schedule 4.16 sets forth a list of all Permits held
                   -------   -------------
by the Company. The Company has not received any notice of any intention to revoke any such Permit.

     SECTION 4.17  Insurance.  Schedule 4.17 sets forth a true and correct
                   ---------   -------------
summary list of all insurance coverage currently applicable to the Company and TelePassport Network K.K. All such insurance coverage is current and will remain in full force and effect at least through the Closing Date without the payment of additional premiums (other than regularly scheduled additional premiums in the ordinary course) and is valid, binding and enforceable in accordance with its terms against the respective insurers except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Within the past two (2) years, neither the Company nor TelePassport Network K.K. has been refused any insurance with respect to its assets or operations and no claim by the Company or TelePassport Network K.K. under the insurance policies have been refused coverage by any insurer. To the best of such Seller's knowledge, no insurer is the subject of insolvency proceedings. Except as set forth on

Schedule 4.17, such Seller does not have any knowledge of (i) any claim that is
-------------
likely to be made against such policy or (ii) any set of facts giving rise to any such claim. There is no material Default by the Company or TelePassport Network K.K. with respect to any provision contained in any such policy. The Company and TelePassport Network K.K. have notified their respective insurance carriers of all Litigation, claims and facts or incidents known to the Company or TelePassport Network K.K. which could reasonably give rise to a claim, all of which are set forth on Schedule 4.17. Neither the Company nor TelePassport
                       -------------
Network K.K. has received any notices from an insurance carrier disclaiming coverage as to any such notifications.

     SECTION 4.18  Absence of Certain Commercial Practices.  None of the
                   ---------------------------------------
Company, TelePassport Network K.K., nor any officer or director, or, to the best of such Seller's knowledge, any employee or agent, of the Company (nor any person acting on behalf of any of the foregoing) has given or agreed to give any bribe, gift or similar benefit to any customer, supplier, governmental employee or official or any other person who is or may be in a position to help, hinder or assist the Company in connection with any actual or proposed transaction relating to the business of the Company, which bribes, gifts or benefits could individually or in the aggregate subject the Company or any officer, director, employee or agent of the Company to any fine or penalty, or to any criminal sanctions. No such bribe, gift or benefit is required in connection with the operations of the Company to avoid any fine, penalty, or Material Adverse Effect.

     SECTION 4.19  Environmental Laws and Regulations.  (a)  Neither the Company
                   ----------------------------------
nor TelePassport Network K.K. holds any Permits or other governmental authorizations pursuant to any Environmental Law nor are any required to be so held by the Company or TelePassport Network K.K. The Company and TelePassport Network K.K. are in compliance in all material respects with Environmental Laws, which compliance includes, but is not limited to, the possession by any person for which the Company or TelePassport Network K.K. provides services of all Permits and other governmental authorizations required under applicable Environmental Laws to the extent that the Company or TelePassport Network K.K. has responsibility to obtain such Permits or authorizations. Neither the Company nor TelePassport Network K.K. has received, and is not the subject of, any Environmental Claim or any communication (written or oral), that alleges or asserts that the Company or TelePassport Network K.K. is not in such full compliance with all Environmental Laws. There are no known circumstances that may prevent or interfere with such full compliance in the future assuming the Company's and TelePassport Network K.K.'s business continues to be conducted in the future in substantially the same manner as it has been to date.

          (b) There are no Environmental Claims pending or threatened against the Company or TelePassport Network K.K. or, to the best of such Seller's knowledge, against any person whose liability for such Environmental Claims the Company or TelePassport Network K.K., as the case may be, has or may have retained, incurred or assumed, whether contractually or by operation of law.

          (c) There are no past or present actions, activities, omissions, circumstances, conditions, releases, events or incidents, emissions, discharges or disposals of any Material of Environmental Concern arising out of or resulting from operations of the Company or TelePassport Network K.K. which could result in a liability of Buyer or the Company for Environmental Claims.

          (d) Without in any way limiting the foregoing, (i) all on-site and off-site locations where the Company or TelePassport Network K.K. has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule
              --------

4.19, (ii) all underground storage tanks, and the capacity and contents of such
----
tanks, located on property owned by the Company or TelePassport Network K.K. or known to exist or to previously exist on property leased by the Company or TelePassport Network K.K. are identified in Schedule 4.19, (iii) there is no
                                            -------------
asbestos contained in or forming part of any building, building component, structure or office space owned or, to the best of such Seller's knowledge, operated, managed or leased by the Company or TelePassport Network K.K., and
(iv) no polychlorinated biphenyls are used or stored at any property owned or, to the best of such Seller's knowledge, operated, managed or leased by the Company or TelePassport Network K.K.

     SECTION 4.20  Bank Accounts.  Schedule 4.20 sets forth a complete list of
                   -------------   -------------
the Company's and each of the Subsidiary's bank accounts and each authorized signatory thereon.

     SECTION 4.21  Veracity of Statements.  No representation or warranty by
                   ----------------------
Sellers contained in this Agreement and no statement contained in any certificate, Schedule or other document or instrument furnished to the Buyer by Sellers pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make it not misleading or necessary to provide the Buyer with proper information as to Sellers, the Company, the business of the Company or TelePassport Network K.K., and the Purchased Interests.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Each of Buyer and Guarantor severally represents and warrants to Sellers that:

     SECTION 5.1  Authority Relative to This Agreement.  Each of Buyer and
                  ------------------------------------
Guarantor have full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents, the performance of each of Buyer's and Guarantor's obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized and approved by the board of directors of each of Buyer or Guarantor and no other corporate proceedings on the part of each of Buyer or Guarantor is necessary to authorize the execution and delivery by each of Buyer of this Agreement or Guarantor of the Guaranty or the consummation of the Contemplated Transactions to which it is a party. The Transaction Documents to which each of Buyer or Guarantor is a party will have been duly and validly executed and delivered by each of Buyer or Guarantor, as the case may be, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of each of Buyer or Guarantor, enforceable against each of Buyer or Guarantor, as the case may be, in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

     SECTION 5.2  No Conflicts; Consents.  The execution, delivery and
                  ----------------------
performance by each of Buyer or Guarantor of each Transaction Document to which it is or, at the Closing, will be a party and the consummation of the Contemplated Transactions to which it is a party do not and will not (i) violate any provision of the Certificate of Incorporation or By-laws of each of Buyer or Guarantor; (ii) to the knowledge of each of Buyer or Guarantor, require each of Buyer or Guarantor to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in Schedule 5.2 (the "Buyer Required
                                     ------------       --------------
Consents"); (iii) if the Buyer Required Consents are obtained prior to the
--------
Closing, violate, conflict with or result in the breach or Default under (after the giving of notice or the passage of time or both), or permit the termination of, any material Contract to which each of Buyer or Guarantor is a party or by which each of Buyer or Guarantor or its assets may be bound or subject, (iv) to the knowledge of each of Buyer or Guarantor, if the Buyer Required Consents are obtained prior to the Closing, violate any Law or Order of any Regulatory Body against, or binding upon, each of Buyer or Guarantor; or (v) if the Buyer Required Consents are obtained prior to Closing, violate any other Law or Order of (A) the United States or any political subdivision thereof, or (B) to the knowledge of each of Buyer or Guarantor, of any other Governmental Body against, or binding upon, each of Buyer or Guarantor except where any violation of any such Law or Order would not reasonably be expected to have a Material Adverse Effect on each of Buyer's or Guarantor's ability to consummate the transactions contemplated hereby.

     SECTION 5.3  Corporate Existence and Power.  (a)  Buyer is a corporation
                  -----------------------------
duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers required to carry on its business as now conducted.

          (b) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers required to carry on its business as now conducted.

     SECTION 5.4  Finders Fees.  There is no investment banker, broker, finder
                  ------------
or other intermediary which has been retained by or is authorized to act on behalf of Buyer or Guarantor which might be entitled to any fee or commission from Sellers or the Company upon consummation of the Contemplated Transactions.

     SECTION 5.5  Financing.  Each of Buyer or Guarantor has sufficient funds or
                  ---------
has access to such financing as will enable it to consummate the Contemplated Transactions.

                                 ARTICLE VI

                            COVENANTS AND AGREEMENTS

     SECTION 6.1  Conduct of Business of Sellers.  (a)  From the date hereof
                  ------------------------------
through the Closing Date, each Seller agrees that unless Seller's Agent obtains Buyer's advance written consent to do otherwise, which consent shall not be unreasonably withheld or delayed, such Seller shall use reasonable efforts to:

          (i) cause the Company and the Subsidiaries to conduct their operations according to the ordinary and usual course of business consistent with past practice, to preserve and maintain the assets and the good will of the business of the Company and the Subsidiaries and to preserve their relationships with customers and suppliers, and others having business dealings with the Company and the Subsidiaries.

          (ii) maintain in the ordinary course of business, consistent with past practice and in accordance with all Contracts, the equipment, the inventory and other tangible property in their present repair, order and condition, subject to ordinary wear and tear and to the requirements of such Contracts.

          (iii) not incur any Liability (other than Liabilities incurred in the ordinary course of business, consistent with past practice, which are not in the aggregate material thereto), nor enter into any Contract of a type required to be included on any Schedule hereto.

          (iv) not undertake (nor permit to be undertaken) any of the actions specified in Section 4.6.

          (v) cause the Company and the Subsidiaries to conduct their business in such a manner so that the representations and warranties of such Seller contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

          (vi) consult with Buyer prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any Permit, License or Contract and will not take any such action if Buyer objects thereto in writing.

     SECTION 6.2  Corporate Examinations and Investigations.   (a)  Prior to the
                  -----------------------------------------
Closing Date, each Seller agrees that Buyer shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively,

"Representatives") to make such investigation of the assets, the business and
----------------
operations of the Company and the Subsidiaries, and such examination of the books, records and financial condition of the Company and the Subsidiaries, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and such Seller shall cooperate therein. In that connection, such Seller shall make available to the Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of the Company and the Subsidiaries, all such information and copies of such documents and records concerning the affairs of the Company and the Subsidiaries as such Representatives may reasonably request, shall permit the Representatives of Buyer access to the assets of the Company and the Subsidiaries and to their respective employees, customers, suppliers, contractors and others, and shall cause Sellers' Representatives to cooperate in connection with such review and examination.

     SECTION 6.3  Filings and Authorizations.  Sellers and Buyer, before or
                  --------------------------
within two business days after the execution and delivery of this Agreement, shall file or supply, or cause to be filed or supplied, if required, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the Contemplated Transactions and which are required by Law to effectuate the consummation of the Contemplated Transactions. Sellers and Buyer shall cooperate with each other in connection with such filings and furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. Sellers and Buyer, as promptly as practicable, shall make, or cause to be made, all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, as may be required for them to consummate the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to the other party prior to such filing and shall not make any such filing or submission to which Buyer or Sellers, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law.

     SECTION 6.4  Efforts to Consummate.  Subject to the terms and conditions
                  ---------------------
herein, each Seller and Buyer, without payment or further consideration, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, Seller obtaining all Seller Required Consents and Buyer obtaining all Buyer Required Consents and the parties obtaining all other consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

     SECTION 6.5  Negotiations With Others.  From and after the date hereof
                  ------------------------
unless and until this Agreement shall have terminated in accordance with its terms, Sellers agree that none of Sellers, nor any of their Affiliates or any officer, director or employee of the Company or any Representative of Sellers or their Affiliates, will directly or indirectly, solicit, engage in discussions or engage in negotiations with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal.

     SECTION 6.6  Notices of Certain Events.  Prior to the Closing Date,
                  -------------------------
Sellers' Agent and Buyer shall promptly notify the other of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

          (b) any notice or other communication from any Governmental Body relating to the Contemplated Transactions; and

          (c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

     SECTION 6.7  Public Announcements.  Prior to the Closing Date, Sellers'
                  --------------------
Agent and Buyer will consult with each other before issuing any press release or otherwise making any statement to the public with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of Buyer or Sellers' Agent, as the case may be, except as may be required by applicable Law, in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

     SECTION 6.8  Confidentiality.  (a)  Each of Buyer, on the one hand, and
                  ---------------
each Seller, on the other hand, shall, until the Closing, hold in strict confidence, and shall use its best efforts to cause all its Representatives (including, without limitation, the officers, directors, employees and consultants of the Company and TelePassport Network K.K.) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all confidential or proprietary information concerning the Sellers (in the case of Buyer) and Buyer (in the case of the Sellers) which is created or obtained prior to, on or after the date hereof in connection with the Contemplated Transactions, and Buyer and each Seller shall not use or disclose to others, or permit the use of or disclosure of, any such information created or obtained except to the extent that such information can be shown (i) to have been previously known by Buyer or Sellers, as the case may be, and (ii) to have been made known to Buyer or Sellers, as the case may be, from a third-party not in breach of any confidentiality requirement or (iii) to have been made public through no fault of Buyer or Sellers, as the case may be, or any of their respective Representatives, and will not release or disclose such information to any other person, except its officers, directors, employees, Representatives and lending institutions who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 6.8 and shall agree to be bound by the terms hereof.

          (b) In the event that a party (the "Disclosing Party") or its
                                              ----------------
Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to make a disclosure in violation of the provisions of this
Section 6.8, it is agreed that the Disclosing Party will provide the other (the "Other Party") with prompt notice of such request(s) so that the Other Party may
 -----------
seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or its Representatives are nonetheless, in the opinion of the Disclosing Party's counsel, compelled to make any such disclosure to any Governmental Body or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party or its Representative may make any such disclosure to such Governmental Body without liability hereunder, provided, however, that such disclosure may be made only after the Disclosing Party has given the Other Party notice of such requirement and the Other Party has had 48 hours (or such lesser time as is reasonably available) to obtain a protective order or restrictions on any such requirement.

          (c) If the Contemplated Transactions are not consummated, such confidence shall be maintained except (i) as required by Law or (b) to the extent such information is made public through no fault of Buyer or Sellers, as the case may be, or any of their respective Representatives. If the Contemplated Transactions are not consummated and if requested by Sellers or Buyer, as the case may be, Buyer shall return to Sellers all tangible evidence of such information regarding Sellers, and Sellers shall return to Buyer all tangible evidence of such information regarding Buyer.

          (d) Prior to and following the Closing Date, Buyer shall hold in strict confidence, and shall use its best efforts to cause all its Representatives to hold in strict confidence, subject in each case to the same exceptions as applicable to other confidentiality undertakings in this Section 6.8, all information and documentation concerning USFI, Inc.'s payment of its liabilities, including, without limitation, settlements with carriers and other creditors of the Company, USFI, Inc. and TelePassport Network K.K.

     SECTION 6.9  Expenses.  Except as otherwise specifically provided in this
                  --------
Agreement, Buyer and Sellers shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

     SECTION 6.10  Non-Solicitation.  Until the earliest of (i) the consummation
                   ----------------
of the Contemplated Transactions hereby, or (ii) six months from the date hereof, Buyer agrees not to, directly or indirectly: (A) initiate or maintain contact with any Representative or customer of the Company or any Subsidiary or Affiliate, regarding (1) its business, operations, prospects or finances (except in order to allow Buyer to complete its due diligence review and business planning), or (2) business ventures, or (B) offer to employ or solicit for employment any such officer, employee, agent, Representative or customer, except, with respect to this subparagraph (B), with the express written permission of Sellers' Agent, which shall not be unreasonably withheld.

     SECTION 6.11  Access and Cooperation.  After the Closing and from time to
                   ----------------------
time, each party hereto shall permit the other parties and their Representatives to have access during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in or relate to the assets or the business of the Company or any Subsidiary and identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim, which arises out of or relates to the business or the assets of the Company or any Subsidiary. Each party shall cooperate fully with the other party in connection with the foregoing and in connection with the orderly transition of Company and TelePassport Network K.K. and their business to ownership by Buyer. If, after the Closing, any party determines to destroy any agreements, records, books or documents referred to above, it will give to the other party at least two months' prior written notice thereof, and such other party shall have the right during such two-month period upon reasonable notice and during regular business hours to take possession of any such agreements, records, books or documents.

     SECTION 6.12  Institutional Escrow Agreement.  Within thirty (30) days
                   ------------------------------
after the Closing Date, the Sellers shall, at the request of Buyer, cause the Escrow Funds to be transferred from the Escrow Agent to an institutional escrow agent for the remainder of the Escrow Period. The identity of such institutional escrow agent shall be mutually agreed upon by the parties hereto. All fees and expenses of the institutional escrow agent shall be borne equally by the parties.

     SECTION 6.13  Additional Payments by Buyer.  Within thirty (30) days from
                   ----------------------------
the Closing Date, Buyer shall pay all those Liabilities set forth on Schedule
                                                                     --------
6.13.
----

     SECTION 6.14  Employee Matters.  Buyer, or Buyer's Affiliate, shall agree
                   ----------------
to indemnify the Employee, in form and substance satisfactory to the Employee, for any and all personal liability incurred by the Employee arising out of or in connection with Contracts for the benefit of TelePassport Network K.K. that the Employee has personally guaranteed.


                                  ARTICLE VII

                                INDEMNIFICATION

     SECTION 7.1  Survival of Representations and Warranties.  (a)  Subject to
                  ------------------------------------------
the provisions of Sections 7.1(b) and (c), all the representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

          (b) All representations and warranties of Sellers contained in this Agreement shall terminate and expire twelve months after the Closing Date;

provided, however, that the Liability of Sellers shall not terminate as to any
--------  -------
specific Claim or Claims of the type referred to in Section 7.2 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which Sellers' Agent has been given specific notice by Buyer on or prior to the date on which such Liabilities would otherwise terminate pursuant to the terms of this Section 7.1(b).

          (c) All representations and warranties of Buyer shall terminate and expire twelve months after the Closing Date; provided, however, that the
                                             --------  -------
Liability of Buyer shall not terminate as to any specific Claim or Claims of the type referred to in Section 7.3 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which Buyer has been given specific notice by Seller on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section 7.1(c).

     SECTION 7.2  Obligation of Sellers to Indemnify.  Subject to the provisions
                  ----------------------------------
of Section 7.5, Sellers severally agree to indemnify, defend and hold harmless Buyer (and its respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by Buyer or any of the foregoing persons
-------
resulting from or arising out of (i) any breach of the representations and warranties of Sellers contained in this Agreement or in the Schedules or any Transaction Document, (ii) any breach of the covenants and agreements of Sellers contained in this Agreement or in the Schedules or any Transaction Document or
(iii) any and all liabilities arising out of or in connection with (A) the Distribution, or (B) termination of any employees presently employed by the Company or any Subsidiary whose services are terminated on or before the Closing Date.

     SECTION 7.3  Obligation of Buyer to Indemnify.  Buyer agrees to indemnify,
                  --------------------------------
defend and hold harmless each Seller (and any officer, employee, Affiliate or successors and assigns of such Seller) from and against any Losses suffered or incurred by such Seller or any of the foregoing persons arising out of any breach of the representations and warranties of Buyer or of the covenants and agreements of Buyer contained in this Agreement or in the Schedules or any Transaction Documents.

     SECTION 7.4  Notice and Opportunity to Defend Third Party Claims.  (a)
                  ---------------------------------------------------
Promptly after receipt by, or knowledge of, any party hereto (the "Indemnitee")
                                                                   ----------
of notice of any demand, Claim or circumstance which would or might give rise to a Claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss,
                                 ------------------
the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the
                                                      -------------
party or parties obligated to provide indemnification pursuant to Section 7.2 or
7.3 (collectively, the "Indemnifying Party").  The Claims Notice shall describe
                        ------------------
the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party has the right and elects to defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability.
If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 7.4(b), fails to notify the Indemnitee of its election as herein provided, or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party (provided that the Indemnifying Party is obligated hereunder for the cost and expense of the underlying Claim). Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Claim over the reasonable written objection of the other, provided that the Indemnitee may
                                               --------
settle or compromise any Claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 7.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at its own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

     SECTION 7.5  Limits on Indemnification.  Sellers shall not be liable to
                  -------------------------
Buyer for any Loss arising under Sections 7.2(i) or (ii) above, and Buyer shall not be liable to Seller for any Loss arising under Section 7.3 above, unless the aggregate amount of all such Losses exceeds $50,000 in the aggregate (the

"Stipulated Amount"), in which case Sellers, or Buyer, as the case may be, shall
------------------
be liable for the full amount of such Losses in excess of the Stipulated Amount. Notwithstanding any provision of this Agreement: (i) Sellers shall not be obligated to pay, in the aggregate, an amount in excess of the Purchase Price (and each Seller shall only be obligated to pay a portion of such amount equal to its percentage interest in the Company, as set forth on Exhibit A hereto);
                                                           ---------
(ii) Buyer's remedies with respect to Losses specified in Section 7.2 shall be satisfied first by the assertion of its rights under the Escrow Agreement in respect of the Escrow Funds; (iii) any Loss resulting from the breach of a representation with respect to an amount which would have been a liability in the computation of Working Capital pursuant to Section 1.3, but wasn't so included, shall be payable without regard to the Stipulated Amount; and (iv) for purpose of computing Loss with respect to a misrepresentation under Section 4.6(d), the Loss shall be deemed to equal the amount, if any, by which the actual average monthly negative EBITDA exceeds an average monthly negative EBITDA of $100,000.

     SECTION 7.6  Exclusive Remedy.  Except as otherwise explicitly provided in
                  ----------------
this Agreement, the parties agree that the indemnification provisions of this
Article VII shall constitute the parties' sole and exclusive remedies in respect of this Agreement and the Contemplated Transactions (other than Claims in the nature of fraud).

     SECTION 7.7  Transaction Taxes.  Sellers shall bear full responsibility for
                  -----------------
and shall defend and hold Buyer harmless from and against any and all Liability in respect of, all Taxes owing by any Seller to any Governmental Body, whether federal, state, local or foreign, by reason of consummation of the Contemplated Transactions, including, without limitation, all sales Taxes, stock transfer Taxes, gains Taxes, income Taxes and any other Taxes measured upon the amount of the consideration paid by Buyer.


                                  ARTICLE VIII

                                  TERMINATION

     SECTION 8.1  Termination.  (a)  This Agreement may be terminated and the
                  -----------
Contemplated Transactions may be abandoned at any time prior to the Closing:

               (i) By mutual written consent of Sellers' Agent and Buyer;

               (ii) By Sellers' Agent, if (A) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within thirty
(30) days after written notice thereof from Sellers' Agent; (B) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty (30) days after written notice thereof from Sellers' Agent; or (C) any condition to Sellers' obligations hereunder becomes incapable of fulfillment through no fault of Sellers and is not waived by Sellers.

               (iii) By Buyer, if (A) there has been a material misrepresentation or breach of warranty on the part of Sellers in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within thirty
(30) days after written notice thereof from Buyer; (B) Sellers have committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty (30) days after written notice thereof from Buyer; or (C) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer.

               (iv) By Sellers' Agent or by Buyer, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining Sellers or Buyer from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable; and

               (v) By Sellers' Agent or Buyer, if the Closing shall not have occurred on or before October 31, 1997; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date.

          (b) Any party seeking to terminate this Agreement pursuant to the provisions of Section 8.1(a) shall give prompt written notice thereof to the other party specifying in reasonable detail the basis therefor.

     SECTION 8.2  Effect of Termination; Right to Proceed.  In the event that
                  ---------------------------------------
this Agreement shall be terminated pursuant to Section 8.1, all obligations of the parties under the Agreement shall terminate without further Liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of any material covenant and agreement imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder and (iii) that the agreements contained in Sections 6.8, 6.9 and 6.10 shall survive the termination hereof.
In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.


                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1  Notices.  (a)  Any notice or other communication required or
                  -------
permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

               (i)  If to Sellers, one copy to Sellers' Agent at:

                    c/o US Cable Corporation
                    28 West Grand Avenue
                    Montvale, New Jersey 07645
                    Telecopier (201) 930-9232
                    Attn: James D. Pearson

                    with a copy to:

                    Baer Marks & Upham LLP
                    805 Third Avenue
                    New York, New York  10022
                    Telecopier:  (212) 702-5941
                    Attn:  Stanley E. Bloch, Esq.

               (ii)  If to Buyer, one copy to:

                    Primus Telecommunications International, Inc.
                    2070 Chain Bridge Road
                    Vienna, Virginia 22182
                    Telecopier:  (703) 902-2814
                    Attn: K. Paul Singh

                    with a copy to:

                    Pepper Hamilton & Scheetz LLP
                    3000 Two Logan Square
                    Philadelphia, Pennsylvania 19103
                    Telecopier:  (215) 981-4750
                    Attn: Julia D. Corelli, Esq.

          (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 9.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in Section 9.1(a). Any party by notice given in accordance with this Section 9.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

     SECTION 9.2  Entire Agreement.  This Agreement (including the Schedules and
                  ----------------
Exhibits hereto) and the other Transaction Documents executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

     SECTION 9.3  Waivers and Amendments; Non-Contractual Remedies; Preservation
                  --------------------------------------------------------------
of Remedies.  This Agreement may be amended, superseded, cancelled, renewed or
-----------
extended only by a written instrument signed by Sellers' Agent and Buyer. The provisions hereof may be waived in writing by the party to be charged therewith. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     SECTION 9.4  Governing Law.  This Agreement shall be governed and construed
                  -------------
in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

     SECTION 9.5  Binding Effect; No Assignment.  This Agreement and all of its
                  -----------------------------
provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of Buyer (in the case of assignment by Sellers) or Sellers (in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

     SECTION 9.6  Exhibits and Schedules.  All Exhibits and Schedules attached
                  ----------------------
hereto are hereby incorporated by reference into, and made a part of, this Agreement. The disclosure contained in any one Schedule to this Agreement, if by its description is applicable to other sections hereof, will also be deemed to have been made with respect to such other sections even if such disclosure is not repeated in any other sections.

     SECTION 9.7  Severability.  If any provision of this Agreement for any
                  ------------
reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

     SECTION 9.8  Counterparts.  The Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 9.9  Third Parties.  Except as specifically set forth or referred
                  -------------
to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

     SECTION 9.10  Further Assurances.  At any time and from time to time after
                   ------------------
the Closing Date, the parties shall execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming (i) to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, any of the assets to be transferred, conveyed and assigned hereunder or to vest in Buyer all of Sellers' right, title and interest in and to the assets being conveyed hereunder and (ii) the Distribution. Sellers and Buyer will each, respectively, bear their own costs and expenses incurred in compliance with its obligations under this
Section 9.10.

     SECTION 9.11  Guaranty.  By its execution of this Agreement, Primus
                   --------
Telecommunications Group, Incorporated (the "Guarantor") guarantees the full,
                                             ---------
complete and timely performance of all of Buyer's obligations under each of the Transaction Documents (the "Guaranty").
                            --------


                                   ARTICLE X

                                  DEFINITIONS

     SECTION 10.1  Definitions.  (a)  The following terms, as used herein, have
                   -----------
the following meanings:

     "Acquisition Proposal" shall mean any proposal for the acquisition of, or
      --------------------
merger or other business combination involving the Company or any Subsidiary or the sale of any equity interest in, the business or any assets of the Company or any Subsidiary (except in the ordinary course), other than the transactions contemplated by this Agreement.

     "Affiliate" of any person means any other person directly or indirectly
      ---------
through one or more intermediary persons, controlling, controlled by or under common control with such person.

     "Agreement" or "this Agreement" shall mean, and the words "herein",
      ---------      --------------                             ------
"hereof" and "hereunder" and words of similar import shall refer to, this
 ------       ---------
agreement as it from time to time may be amended.

     The term "audit" or "audited" when used in regard to financial statements
               -----      -------
shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

     "Certificate of Incorporation" shall mean, in the case of any corporation,
      ----------------------------
the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.
      ----

     "Contract" shall mean any contract, agreement (including, without
      --------
limitation, any collective bargaining agreement), indenture, note, bond, lease, conditional sale contract, memorandum of understanding, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral, and all modifications and amendments thereto and substitutions thereof.

     The term "control", with respect to any person, shall mean the power to
               -------
direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the
       -----------       ----------
foregoing.

     "Copyrights" shall mean registered copyrights, copyright applications and
      ----------
unregistered copyrights.

     "Debt" shall mean (i) money borrowed by Sellers from any person; (ii) any
      ----
indebtedness of Sellers arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of Sellers arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of business) and (iv) any Liability of Sellers under any guaranty, letter of credit, performance credit or other agreement having the effect of assuring a creditor against loss.

     "Default" shall mean (a) a breach of or default under any Contract or
      -------
Permit (b) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Permit, or (c) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration under any Contract or Permit.

     "Deferred Compensation Liabilities" shall mean all payments required to be
      ---------------------------------
made by Sellers under any Employee Benefit Plan.

     "Environmental Claim" shall mean any action, cause of action, claim,
      -------------------
investigation, demand or notice (written or oral) by any person alleging liability or potential lability (including, but not limited to liability or potential liability for, or requirement to incur, investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (x) the presence, release or threat of release into the environment, of any Material of Environmental Concern (as hereinafter defined) at any location, whether or not owned by the Company, (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" shall mean any federal, state, local or foreign law,
      -----------------
rule or regulation relating to pollution or protection of human health or the environment (including but not limited to ambient air, surface water, ground water, land surface or subsurface strata), including, but not limited to, any law, rule or regulation relating to or regulating emissions, discharges, clean-up, releases or threatened releases or the presence of Materials of Environmental Concern, or otherwise relating to or regulating the manufacture, processing, clean-up, distribution, labeling, use, treatment, storage, disposal, ownership, possession, transport or handling of Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "Escrow Agent" shall mean Baer Marks & Upham, LLP.
      ------------

     "GAAP" shall mean generally accepted accounting principles in effect on the
      ----
date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
      -------
1976, as amended.

     "Intellectual Property" shall mean Copyrights, Patents, Trademarks, trade
      ---------------------
names, brandnames, brandmarks, logos, licenses, computer software, computer systems and related proprietary documentation, trade secrets, inventions and proprietary technology, formulae, processes and know-how.

     "IRS" shall mean the Internal Revenue Service.
      ---

     The "knowledge" of Sellers shall mean the actual knowledge of any Seller
          ---------
and "knows" has a correlative meaning.
     -----

     "Liability" shall mean any direct or indirect indebtedness, liability,
      ---------
assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, punitive, consequential, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

     "Licenses" shall mean all licenses, permits, certificates of authority,
      --------
authorizations, approvals, registrations, franchises, rights, orders and similar consents or certificates granted or issued by any Governmental Body relating to the business of the Company or the Purchased Interests.

     "Lien" shall mean, with respect to any asset of the Company or TelePassport
      ----
Network K.K., or the Purchased Interests, any mortgage, lien (including federal, state, local and foreign Tax liens), security interest, pledge, negative pledge, encumbrance, assessment, title retention agreement, restriction or restraint on transfer, defect of title, charge in the nature of a lien or security interest, or option (whether consensual, compensatory, statutory or otherwise) or any conditional sale contract, title retention contract or other contract to give any of the foregoing, or any rights or option of any kind with, to or in any third party to acquire the asset subject to the Lien.

     "Litigation" shall mean any action, lawsuit, arbitration, criminal
      ----------
prosecution, administrative or other proceeding or investigation asserting a violation of any Law or Order, by, before or for any Governmental Body.

     "Materials of Environmental Concern" shall mean chemicals, pollutants,
      ----------------------------------
contaminants, solid or hazardous wastes, toxic substances, radioactive materials, hazardous substances (including petroleum or its by-products), or similar substances as those terms are or may be defined in any Environmental Law.

     "Patents" shall mean all patents, patent registrations and patent
      -------
applications.

     "Permits" shall mean any and all licenses, franchises, permits, easements
      -------
and rights of way, zoning variances, rights, consents, orders, approvals, certificates and other authorizations of or issued by any Governmental Body.

     "Permitted Liens" shall mean (i) Liens disclosed on the Interim Statement
      ---------------
or the notes thereto; (ii) Liens for Taxes not yet due and payable or being contested in good faith (and for which adequate reserves have been established on the Interim Statement); (iii) Liens, easements, zoning or other planning restrictions or limitations on use or other irregularities in title, none of which materially detracts from the value of the assets of the Company as now used, or materially interferes with any present use of such assets; (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, lessors and landlords or other statutory Liens incurred in the ordinary course of business, which do not materially detract from the value of the assets of the Company as now used or materially interfere with any present use of such assets.

     The term "person" shall mean an individual, corporation, partnership, joint
               ------
venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

     "Receivables" shall mean any accounts receivable of the Company and
      -----------
TelePassport Network K.K. as of the Closing Date which are included in the calculation of Working Capital.

     "Reportable Event" shall mean any of the events described in Section
      ----------------
4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

     "Seller Required Consents" shall mean those Seller Consents on Schedule 4.7
      ------------------------                                      ------------
which are asterisked, if any.

     "Subsidiary" shall mean any person of which securities or other ownership
      ----------
interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by the Company or Buyer.

     "Taxes" shall mean all federal, state, local or foreign Taxes, charges,
      -----
fees, levies or other assessments, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupation, property, VAT or other Taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to Tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any of its properties or assets.

     "Trademarks" shall mean registered trademarks, registered service marks,
      ----------
trademark and service mark applications and unregistered trademarks and service marks.

     "Transaction Documents" shall mean, collectively, this Agreement, and each
      ---------------------
of the other agreements, certificates and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

     "Uncollected Receivables" shall mean Receivables which remain uncollected
      -----------------------
after the expiration of 120 days from the Closing Date.

          (b) The following terms are defined in the following sections of this
Agreement:


      Term                              Section
      ----                              -------

     Adjustment Difference              1.3(d)
     AG                                 Recital
     Asserted Liability                 7.4(a)
     Buyer                              Recital
     Buyer Required Consents            5.2
     Claims                             4.9
     Claims Notice                      7.4(a)
     Closing                            1.4
     Closing Date                       1.4
     Closing Date Adjustment            1.3(c)
     Company                            Recital
     Condition of the Business          4.6(d)
     Contemplated Transactions          4.1
     Disclosing Party                   6.8(b)
     Distribution                       3.1(d)
     EBITDA                             4.6(d)
     Employee                           2.2
     Employee Benefit Plans             4.10
     ERISA Affiliate                    4.10
     ERISA Plans                        4.10
     Escrow Agreement                   1.2(b)
     Escrow Funds                       1.2(b)
     Escrow Period                      1.2(b)
     Estimated Purchase Price           1.2(a)
     Final Purchase Price Adjustment    1.3(d)
     Germany GmbH                       Recital
     GmbH                               Recital
     Governmental Bodies                4.12
     Guarantor                          9.11
     Guaranty                           9.11
     Indemnifying Party                 7.4(a)
     Indemnitee                         7.4(a)
     Interim Statement                  4.5(a)



     Laws                               4.12
     Long Term Debt                     1.2(a)
     Losses                             7.2
     Material Adverse Effect            4.6(d)
     Orders                             4.12
     Other Party                        6.8(b)
     Purchased Interests                Recital
     Purchase Price                     1.2(a)
     Purchase Price Adjustment          1.3(a)
     Receivables                        1.2(b)
     Regulatory Body                    4.2
     Representatives                    6.2
     Sellers                            Recital
     Sellers' Agent                     Recital
     Seller Consents                    4.2
     Seller Debt                        1.2(a)
     Stipulated Amount                  7.5(b)
     USFI Purchase Agreement            2.1
     Working Capital                    1.3(a)

     SECTION 10.2  Interpretation.  Unless the context otherwise requires, the
                   --------------
terms defined in Section 10.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 10.1, and those accounting terms used in this Agreement not defined in Section 10.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or
                                                       -------    --------
"including" are used in this Agreement, they shall be deemed to be followed by
----------
the words "without limitation".
           ------------------

     IN WITNESS WHEREOF, the undersigned have executed this Equity Purchase Agreement as of the date set forth above.


                               /s/ Stephen E. Myers
                               -----------------------------------
                               Stephen E. Myers

                               /s/ Michael C. Anderson
                               -----------------------------------
                               Michael C. Anderson

                               /s/ James D. Pearson
                               -----------------------------------
                               James D. Pearson


                               /s/ James D. Pearson
                               -----------------------------------
                               James D. Pearson, as Sellers' Agent


                               PRIMUS TELECOMMUNICATIONS
                                 INTERNATIONAL, INC.



                               By: /s/ Neil L. Hazard
                                 ---------------------------------
                                  Name:  Neil L. Hazard
                                  Title: Treasurer

Guaranteed under Section 9.11 by:

PRIMUS TELECOMMUNICATIONS
 GROUP, INCORPORATED


By: /s/ Neil L. Hazard
  _________________________________
Name:  Neil L. Hazard
Title: Executive Vice President